Federal-Mogul 2009 Management Incentive
Uplift Plan Outline

Goal:

The 2009 Management Incentive Uplift Plan (2009 Uplift) is a special program designed to incentivize long term performance and retain critical skills.  Toward this goal it provides participants with the opportunity to receive additional incentives for 2009 achievements.

Participants:

This program is being offered to a select group of employees and applies solely to the calendar year 2009.  Individual employees are eligible for participation in the 2009 Uplift based upon appointment by the President and Chief Executive Officer. Because of limited participation in this program, employees are expected to keep their participation confidential.

Target Bonus:

The 2009 Uplift Target Bonus Percentage is assigned to eligible participants at the discretion of the President and Chief Executive Officer.

For example, the President and Chief Executive Officer may elect to assign a Manager with a normal MIP Target Award of 20% of base a 2009 Uplift Target Bonus of 10%.  When combined with the annual MIP program his/her combined 2009 Target Award is 30%.
Shown another way this example would provide:

Annual MIP Target Bonus	20%
2009 Uplift Target Bonus	10%
Combined 2009 Target Awards	30%

Pro-Ration:

If an employee is hired or promoted during 2009, the calculation of his/her award will be prorated in the same manner as the annual MIP prorated calculation formula.  If a participant is not actively at work for a period of more than three months, his/her award will be pro-rated.

Metrics:

The 2009 Uplift program metrics focus on Operational EBITDA, Value Cash Flow, New Business Bookings, and Return on Tangible Assets.

Operational EBITDA - Operational EBITDA is defined as earnings before interest, income taxes, depreciation and amortization, and certain items such as restructuring and impairment charges, Chapter 11 related reorganization expenses, gains or losses on the sales of businesses, and the non-cash expense relating to U.S. based funded pension plans; as audited by Ernst & Young on a quarterly and annual basis.

Value Cash Flow - Value Cash Flow is defined as Operational EBITDA less capital spending; as audited by Ernst & Young on a quarterly and annual basis.

New Business Bookings - New Business Bookings is defined as the total dollar value over the program life of newly awarded future business in 2009; as audited by finance and internal control on  a monthly, quarterly and annual basis.

Return on Tangible Assets – Return on Tangible Assets is defined as Operational EBITDA for the year divided by average Assets over 5 most recent quarters.  "Assets" is defined as total assets per the consolidated balance sheet excluding intangible assets, cash and equivalents; as audited by Ernst & Young on a quarterly and annual basis

2009 Uplift Payout Ranges:

The metrics and their achievement levels are the basis for payout calculations. However, each participant's individual performance and contributions will also be considered and may alter the final payout.  The payout range for the 2009 Uplift program is from 0 to 200% of a participant’s 2009 Uplift Target Bonus.  If an employee’s 2009 Uplift Target Bonus is, for example, 10% of base salary; he may receive an amount equal to zero up to 20% of base salary.

Target Achievement Level:

If for any metric the achievement level equals 100% of the goal, the payout for that metric will be 100%.

Minimum Achievement Level:

If, for any metric the achievement level does not equal or exceed 75% of the target, the payout for that metric will be zero.  At the 75% achievement level the payout is 50%.

Maximum Achievement Level:

The maximum level of achievement for a payout is 125% of the target for a metric.   At 125% achievement, the 2009 Uplift payout level is 200% for that metric.

The payout curve between the minimum achievement level and 100% is linear; as is the payout curve between 100% and the maximum achievement level.

Payout Timing:

Cash Portion:  One half of the achieved 2009 Uplift award will be paid to participants, in cash in two installments.

Payment of two-thirds (2/3) of the 2009 Uplift cash portion will be made within 30 days after completion of the annual audit of results and between January 1, 2010 and March 15, 2010.  Payment of one-third (1/3) of the 2009 Uplift cash portion will be made between January 1, 2011 and March 15, 2011.  Interest will be credited to the second installment at a rate equal to the average one-month LIBOR plus 1.9375% over the period from January 1, 2010 to such payment date.

2009 Uplift participants must be actively employed on the day of payout to be eligible for either installment payable under the 2009 Uplift payment.

In all countries, local tax laws apply. 2009 Uplift payments are pensionable income. In the U.S., payments are subject to 401(k) deduction elections and statutory withholding.

Stock Appreciation Rights Portion:   One half of the achieved 2009 Uplift award will be paid to the participant in the form of stock appreciation rights (SARs).

The SARs will be priced based on fair market value of a share of Federal-Mogul Common Stock and will have a five-year life.   The SARs will vest over a three year period as follows:

First Anniversary of Grant Date:  1/3
Second Anniversary of Grant Date:  1/3
Third Anniversary of Grant Date: 1/3

Upon vesting the SARs may be exercised at the participant's discretion up to the expiration date which is close of business on the fifth anniversary of the Grant Date.

At its sole option, the Company may settle the exercise of an SAR in shares of Common Stock, in cash or in a combination of cash and shares.  When exercised, the proceeds will be paid in cash to the participant on the next available payroll date but not later than 60 days following the date of exercise.  A participant will receive a SARs Agreement containing the terms of conditions of the SARs on or as soon as practicable after the Grant Date.

Company Discretion:

The Company may, with the consent of the Compensation Committee, make changes to the 2009 Uplift program and alter, postpone or disallow individual or location payments, within its sole discretion, as it deems appropriate within the plan's payout range of zero to 200% of Target.  With respect to the President and Chief Executive Officer's participation and award payment the Compensation Committee of the Board of Directors shall have sole discretion.

Compensation Committee of the Board of Directors:

All incentive plan designs and awards, if any, and all terms relating to the SARs and to awards under this MIP Uplift Plan, are subject to approval of the Compensation Committee of the Board of Directors.

General Provisions:

a) Withholding of Taxes: Federal-Mogul shall withhold the amount of taxes which, in the determination of the Company, are required under law with respect to any amount due or paid under the Plan.

b) Expenses:   Federal-Mogul is responsible for all expenses and costs in connection with the adoption and administration of the Plan.

c) Active Employment:  Active employment means actively engaged in the work of the corporation.  Those in severance period, notice period or on garden leave status pending termination are not considered in active employment.

d) Voluntary Termination of Employment:  Subject to the Company Discretion clause above, in the event a participant elects to leave Federal-Mogul before either both cash installments of the 2009 Uplift payment have been paid, all rights under this Plan to receive such installments shall cease and no benefit is vested, accrued or due under the Plan.  A participant’s SARs Agreement will contain specific provisions regarding termination of employment.

e) Retirement:   If a participant retires in accordance with the provisions of an applicable retirement or pension plan or policy, he/she will be paid any unpaid cash installment of the 2009 Uplift at the same time as other participants.  Upon retirement (as such term is defined in the incentive plan) all granted SARs immediately vest and are exercisable for the shorter of the remainder of the SARs’ life or 12 months from the date of retirement subject to the specific terms of a participant’s SARs Agreement regarding termination of employment.

f) Involuntary Termination:  In the discretion of the Compensation Committee, if a participant is involuntarily terminated for reasons other than for “cause”, dies, or becomes permanently disabled prior to December 31, 2009 he/she may be paid a pro-rated portion of his/her calculated 2009 Uplift bonus.  The pro-ration will be calculated based on the formula (x times Target 2009 Uplift bonus times the final calculated payout percentage) where x equals a fraction where the numerator is the number of days the employee is employed in the year and the denominator is 365.   Payment will be made at the same time active participants are paid between January 1, 2010 and March 15, 2010.  In the event of involuntary termination, payment of this pro-rated 2009 Uplift bonus is contingent on the employee signing the form of Federal-Mogul Agreement and Release.  A participant’s SARs Agreement will contain specific provisions regarding termination of employment.

Limitations:

a) No Continued Employment:  Neither the establishment of the Plan, participation in the Plan, nor any payment hereunder shall be deemed to constitute an express or implied contract of employment of any participant for any period of time or in any way abridge the rights of Federal-Mogul to determine the terms and conditions of employment or to terminate the employment of any employee with or without cause at any time.

b) Other Plans:  Nothing contained herein shall limit Federal-Mogul’s power to make regular or discretionary payments to employees of Federal-Mogul, whether or not they are participants in this Plan.

c) SARs Agreement and Incentive Plan:  This 2009 MIP Uplift Plan Outline is subject in all respects to the provisions of a participant’s SARs Agreement and the incentive plan.  If  the terms of this 2009 MIP Uplift Plan Outline conflict with the terms of either a participant’s SARs Agreement or the incentive plan, the participant’s SARs Agreement or the incentive plan, as applicable, will control.